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                           HEFTEL BROADCASTING CORPORATION

                AMENDED AND RESTATED 1997 EMPLOYEE STOCK PURCHASE PLAN


    1. PURPOSE. The purpose of the HEFTEL BROADCASTING CORPORATION AMENDED AND RESTATED 1997 EMPLOYEE STOCK PURCHASE PLAN (the "Plan") is to furnish to eligible employees an incentive to advance the best interests of Heftel Broadcasting Corporation (the "Company") by providing a method whereby they voluntarily may purchase stock of the Company at a favorable price and upon favorable terms.

    2. ADMINISTRATION OF THE PLAN. The Plan shall be administered by a committee (the "Committee") of, and appointed by, the Board of Directors of the Company (the "Board"), and the Committee shall be constituted so as to permit the Plan to comply with Rule 16b-3, as currently in effect or as hereinafter modified or amended ("Rule 16b-3"), promulgated under the Securities Exchange Act of 1934, as amended (the "1934 Act"). Subject to the provisions of the Plan, the Committee shall interpret the Plan and all options granted under the Plan, shall make such rules as it deems necessary for the proper administration of the Plan, shall make all other determinations necessary or advisable for the administration of the Plan and shall correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any option granted under the Plan in the manner and to the extent that the Committee deems desirable to carry the Plan or any option into effect. The Committee shall, in its sole discretion exercised in good faith, make such decisions or determinations and take such actions, and all such decisions, determinations and actions taken or made by the Committee pursuant to this and the other paragraphs of the Plan shall be conclusive on all parties. The Committee shall not be liable for any decision, determination or action taken in good faith in connection with the administration of the Plan.

    3. PARTICIPATING COMPANIES. Each present and future parent or subsidiary corporation of the Company (within the meaning of Sections 424(e) and (f) of the Internal Revenue Code of 1986, as amended (the "Code")) that is eligible by law to participate in the Plan shall be a "Participating Company" during the period that such corporation is such a parent or subsidiary corporation; provided, however, that the Committee may at any time and from time to time, in its sole discretion, terminate a Participating Company's Plan participation. Any Participating Company may, by appropriate action of its Board of Directors, terminate its participation in the Plan. Transfer of employment among the Company and Participating Companies (and among any other parent or subsidiary corporation of the Company) shall not be considered a termination of employment hereunder.

    4. ELIGIBILITY. All employees of the Company and the Participating Companies who have been employed by the Company or any Participating Company for at least 12 months (including any authorized leave of absence meeting the requirements of Treasury Regulation Section 1.421-7(h)(2)) as of the applicable date of grant (defined below) and who are customarily employed at


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least 20 hours per week and at least 5 months per year shall be eligible to participate in the Plan; provided, however, that no option shall be granted to an employee if such employee, immediately after the option is granted, owns stock possessing five percent or more of the total combined voting power or value of all classes of stock of the Company or of its parent or subsidiary corporation (within the meaning of Sections 423(b)(3) and 424(d) of the Code).

    5. STOCK SUBJECT TO THE PLAN. Subject to the provisions of paragraph 12 (relating to adjustment upon changes in stock), the aggregate number of shares which may be sold pursuant to options granted under the Plan shall not exceed 400,000 shares of the authorized $.001 par value common stock of the Company ("Stock"), which shares may be unissued shares or reacquired shares or shares bought on the market for purposes of the Plan. Should any option granted under the Plan expire or terminate prior to its exercise in full, the shares theretofore subject to such option may again be subject to an option granted under the Plan. Any shares which are not subject to outstanding options upon the termination of the Plan shall cease to be subject to the Plan.

    6.   GRANT OF OPTIONS.

         (a) GENERAL STATEMENT; "DATE OF GRANT"; "OPTION PERIOD"; "DATE OF EXERCISE". Following the effective date of the Plan and continuing while the Plan remains in force, the Company shall offer options under the Plan to all eligible employees to purchase shares of Stock. Except as otherwise determined by the Committee, these options shall be granted on November 1, 1997 and, thereafter, on the first day of each January and July (each of which dates is herein referred to as a "date of grant"). The term of each option granted on November 1, 1997 shall be for two months, and the term of each option granted thereafter shall be for six months (each of such two-month and six-month periods is herein referred to as an "option period"), which shall begin on a date of grant (the last day of each option period is herein referred to as a "date of exercise"). The number of shares subject to each option shall be the quotient of the payroll deductions withheld on behalf of each participant in accordance with subparagraph 6(b) and the payments made by such participant pursuant to subparagraph 6(f) extended for the option period divided by the "option price" (defined in subparagraph 7(b)) of the Stock, provided, however, that the maximum number of shares that may be subject to any option may not exceed 625 (subject to adjustment as provided in paragraph 12).

         (b) ELECTION TO PARTICIPATE; PAYROLL DEDUCTION AUTHORIZATION. Except as provided in subparagraph 6(f), an eligible employee may participate in the Plan only by means of payroll deduction. Except as provided in subparagraph 6(g), each eligible employee who elects to participate in the Plan shall deliver to the Company, within the time period prescribed by the Company, a written payroll deduction authorization in a form prepared by the Company whereby he gives notice of his election to participate in the Plan as of the next following date of grant, and whereby he designates an integral percentage or specific amount of his "eligible compensation" (as defined in subparagraph 6(d)) to be deducted from his compensation for each pay period and paid into the Plan for his account. The designated percentage or specific amount may not be expected to result in the payment into the Plan during any payroll period of an amount less than five dollars. The designated percentage or specific amount may not exceed either of the following: (i) 15% of the


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amount of eligible compensation for the option period in which the deduction is made; or (ii) an amount which will result in noncompliance with the $25,000 limitation stated in subparagraph 6(e).

         (c) CHANGES IN PAYROLL AUTHORIZATION. Except as provided in subparagraph 8(a), the payroll deduction authorization referred to in subparagraph 6(b) may not be changed during the option period.

         (d) "ELIGIBLE COMPENSATION" DEFINED. The term "eligible compensation" means the gross (before taxes are withheld) total of all wages, salaries, commissions, and bonuses received during the option period, and provided that such term shall include elective contributions made on an employee's behalf by the Company or a Participating Company that are not includable in income under Section 125 or Section 402(e)(3) of the Code. Notwithstanding the foregoing, "eligible compensation" shall not include (i) employer contributions to or payments from any deferred compensation program, whether such program is qualified under Section 401(a) of the Code or nonqualified, (ii) amounts realized from the receipt or exercise of a stock option that is not an incentive stock option within the meaning of Section 422 of the Code, (iii) amounts realized at the time property described in Section 83 of the Code is freely transferable or no longer subject to a substantial risk of forfeiture, (iv) amounts realized as a result of an election described in
Section 83(b) of the Code, and (v) any amount realized as a result of a disqualifying disposition within the meaning of Section 421(a) of the Code.

         (e) $25,000 LIMITATION. No employee shall be granted an option under the Plan to the extent the grant of an option under the Plan would permit his rights to purchase Stock under the Plan and under all other employee stock purchase plans of the Company and its parent and subsidiary corporations (as such terms are defined in Section 424(e) and (f) of the Code) to accrue at a rate which exceeds $25,000 of fair market value of Stock (determined at the time the option is granted) for each calendar year in which any such option granted to such employee is outstanding at any time (within the meaning of Section 423(b)(8) of the Code).

         (f) LEAVES OF ABSENCE. During a paid leave of absence approved by the Company and meeting the requirements of Treasury Regulation Section 1.421-7(h)(2), a participant's elected payroll deductions shall continue. If a participant takes an unpaid leave of absence that is approved by the Company or a Participating Company and meets the requirements of Treasury Regulation
Section 1.421-7(h)(2), then such participant may continue participation in the Plan by cash payments to the Company on his normal pay days equal to the reduction in his payroll deductions caused by his leave. If a participant on such leave fails to make such payments, or if a participant takes a leave of absence that is not described in the preceding provisions of this subparagraph 6(f), then he shall be considered to have withdrawn from the Plan pursuant to the provisions of paragraph 8 hereof.

         (g) CONTINUING ELECTION. A participant (i) who has elected to participate in the Plan pursuant to subparagraph 6(b) as of a date of grant and
(ii) who takes no action to change or revoke such election as of the next following date of grant and/or as of any subsequent date of grant prior to any such respective date of grant shall be deemed to have made the same election, including


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the same attendant payroll deduction authorization, for such next following and/or subsequent date(s) of grant as was in effect for the date of grant for which he made such election to participate.

    7.   EXERCISE OF OPTIONS.

         (a) GENERAL STATEMENT. Each eligible employee who is a participant in the Plan automatically and without any act on his part shall be deemed to have exercised his option on each date of exercise. To the extent that the cash balance then in his account under the Plan is insufficient to purchase at the "option price" (as defined in subparagraph 7(b)) a whole share of Stock or if the exercise of the option would result in the acquisition of a fractional share, the eligible employee's account will be credited with the ownership of a fractional share. Upon the issuance of a stock certificate to an eligible employee pursuant to subparagraph 7(c) or the termination of an eligible employee's employment with the Company, any fractional shares shall be treated as provided in subparagraph 7(d).

         (b) "OPTION PRICE" DEFINED. The option price per share of Stock to be paid by each optionee on each exercise of his option shall be a sum equal to 85% of the fair market value of the Stock on the date of exercise or on the date of grant, whichever amount is lesser. For all purposes under the Plan, the fair market value of a share of Stock on a particular date shall be equal to the closing sales price of the Stock as reported on the stock exchange composite tape on that date; or, if no prices are reported on that date, on the last preceding date on which such prices of the Stock are so reported. If the Stock is traded over the counter at the time a determination of its fair market value is required to be made hereunder, its fair market value shall be deemed to be equal to the average between the reported high and low or closing bid and asked prices of Stock on the most recent date on which Stock was publicly traded. In the event Stock is not publicly traded at the time a determination of its value is required to be made hereunder, the determination of its fair market value shall be made by the Committee in such manner as it deems appropriate.

         (c) DELIVERY OF STOCK CERTIFICATES. As soon as practicable after each date of exercise, the Company shall issue one or more certificates representing the total number of whole shares of Stock respecting exercised options in the aggregate of all of the eligible employees hereunder. Any such certificate shall be held by the Company, and, if the Company issues a certificate representing the shares of more than one eligible employee, the Company shall keep accurate records of the beneficial interests of each eligible employee in each such certificate by means of a Company stock account. Each eligible employee shall be provided with such periodic statements as may be directed by the Committee reflecting all activity in any such Company stock account. In the event the Company is required to obtain from any commission or agency authority to issue any such certificate, the Company shall seek to obtain such authority. Inability of the Company to obtain from any such commission or agency authority which counsel for the Company deems necessary for the lawful issuance of any such certificate shall relieve the Company from liability to any participant in the Plan except to return to him the amount of the balance in his account. After a period of at least two years from the date of grant and a period of at least one year from the date of exercise of an option pursuant to which shares of Stock were issued has past, an employee may, on the form prescribed by the Committee, request the Company to deliver to such employee as soon as practicable, a certificate issued in his name representing the aggregate whole


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number of shares of Stock issued in connection with such option and then held by the Company on his behalf under the Plan. Further, upon the termination of an employee's employment with the Company and its parent or subsidiary corporations for any reason whatsoever, the Company shall deliver to such employee a certificate issued in his name representing the aggregate whole number of shares of Stock then held by the Company on his behalf under the Plan. While shares of Stock are held by the Company, such shares may not be sold, assigned, pledged, exchanged, hypothecated or otherwise transferred, encumbered or disposed of by the employee who has purchased such shares; provided, however, that such restriction shall not apply to the transfer of such shares of Stock pursuant to (i) a plan of reorganization, merger, recapitalization or other extraordinary corporate transaction or share exchange of the Company, but the stock, securities or other property received in exchange therefor shall be held by the Company pursuant to the provisions hereof or (ii) a divorce. The Committee may cause the Stock certificates issued in connection with the exercise of options under the Plan to bear such legend or legends, and the Committee may take such other actions, as it deems appropriate in order to reflect the provisions of this subparagraph 7(c) and to assure compliance with applicable securities laws. Neither the Company nor the Committee shall have any liability with respect to a delay in the delivery of a Stock certificate pursuant to this subparagraph 7(c).

         (d) NO FRACTIONAL SHARES. No stock certificates evidencing fractional shares of Stock shall be issued to eligible employees under the Plan, and such fractional share interests shall not entitle the owner thereof to any rights of a stockholder of the Company. In lieu of any such fractional shares, each eligible employee whose account reflects any factional share interest, upon the issuance of certificate as provided in subparagraph 7(c), shall be paid an amount in cash (without interest), rounded to the nearest cent, determined by multiplying (i) the fair market value of the Stock, determined as the average between the reported high and low or closing bid and asked prices of Stock on the most recent trading day prior to the date on which the certificate is issued by (ii) the fractional interest to which such eligible employee would otherwise be entitled. In the event Stock is not publicly traded at the time a determination of its fair market value is required to be made hereunder, the determination of its fair market value shall be made by the Committee in such manner as it deems appropriate.

    8.   WITHDRAWAL FROM THE PLAN

         (a) GENERAL STATEMENT. Any participant may withdraw in whole from the Plan at any time prior to 30 days before the exercise date relating to a particular option period. Partial withdrawals shall not be permitted. A participant who wishes to withdraw from the Plan must timely deliver to the Company a notice of withdrawal in a form prepared by the Company. The Company, promptly following the time when the notice of withdrawal is delivered, shall refund to the participant the amount of the cash balance in his account under the Plan; and thereupon, automatically and without any further act on his part, his payroll deduction authorization and his interest in unexercised options under the Plan shall terminate.


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         (b)  ELIGIBILITY FOLLOWING WITHDRAWAL. A participant who withdraws from the Plan shall be eligible to participate again in the Plan upon expiration of the option period during which he withdrew (provided that he is otherwise eligible to participate in the Plan at such time).

    9. TERMINATION OF EMPLOYMENT. If the employment of a participant terminates for any reason whatsoever, his participation in the Plan automatically and without any act on his part shall terminate as of the date of the termination of his employment. The Company shall refund to him the amount of the cash balance in his account under the Plan, and thereupon his interest in unexercised options under the Plan shall terminate. In addition, as provided in subparagraph 7(c), the Company shall deliver to the employee a certificate issued in his name representing the aggregate whole number of shares of Stock then held by the Company on his behalf under the Plan.

    10.  RESTRICTION UPON ASSIGNMENT OF OPTION. An option granted under the
Plan shall not be transferable otherwise than by will or the laws of descent and distribution. Each option shall be exercisable, during his lifetime, only by the employee to whom granted. The Company shall not recognize and shall be under no duty to recognize any assignment or purported assignment by an employee of his option or of any rights under his option.

    11. NO RIGHTS OF STOCKHOLDER UNTIL CERTIFICATE ISSUES. With respect to shares of Stock subject to an option, an optionee shall not be deemed to be a stockholder, and he shall not have any of the rights or privileges of a stockholder. An optionee shall have the rights and privileges of a stockholder upon, but not until, a certificate for shares has been issued on his behalf following exercise of his option. With respect to an optionee's Stock held by the Company pursuant to subparagraph 7(c), the Company shall, as soon as practicable, pay the optionee any cash dividends attributable thereto and facilitate the optionee's voting rights (other than with respect to any fractional shares) attributable thereto.

    12. CHANGES IN STOCK; ADJUSTMENTS. Whenever any change is made in the Stock, by reason of a stock dividend or by reason of subdivision, stock split, reverse stock split, recapitalization, reorganization, combinations, reclassification of shares, or other similar change, appropriate action will be taken by the Committee to adjust accordingly the number of shares subject to the Plan, the maximum number of shares that may be subject to any option, and the number and option price of shares subject to options outstanding under the Plan.

    If the Company shall not be the surviving corporation in any merger or consolidation (or survives only as a subsidiary of another entity), or if the Company is to be dissolved or liquidated, then unless a surviving corporation assumes or substitutes new options (within the meaning of Section 424(a) of the Code) for all options then outstanding, (i) the date of exercise for all options then outstanding shall be accelerated to a date fixed by the Committee prior to the effective date of such merger or consolidation or such dissolution or liquidation and (ii) upon such effective date any unexercised options shall expire.

    13. USE OF FUNDS; NO INTEREST PAID. All funds received or held by the Company under the Plan shall be included in the general funds of the Company free of any trust or other restriction,


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and may be used for any corporate purpose. No interest shall be paid to any participant or credited to his account under the Plan.

    14. TERM OF THE PLAN. The Plan shall be effective as of August 1, 1997. The Plan was originally approved by the stockholders of the Company on May 21, 1997 and the amendments contained herein do not require further approval of the stockholders of the Company. Except with respect to options then outstanding, if not sooner terminated under the provisions of paragraph 15, the Plan shall terminate upon and no further options shall be granted after July 31, 2007.

    15. AMENDMENT OR TERMINATION THE PLAN. The Board in its discretion may terminate the Plan at any time with respect to any shares for which options have not theretofore been granted. The Board shall have the right to alter or amend the Plan or any part thereof from time to time; provided, that no change in any option theretofore granted may be made which would impair the rights of the optionee without the consent of such optionee; and provided, further, that the Board may not make any alteration or amendment which would materially increase the benefits accruing to participants under the Plan, increase the aggregate number of shares which may be issued pursuant to the provisions of the Plan (other than as a result of the anti-dilution provisions of the Plan), change the class of individuals eligible to receive options under the Plan, extend the term of the Plan, cause options issued under the Plan to fail to meet the requirements of employee stock purchase options as defined in Section 423 of the Code, or otherwise modify the requirements as to eligibility for participation in the Plan without the approval of the stockholders of the Company.

    16. SECURITIES LAWS. The Company shall not be obligated to issue any Stock pursuant to any option granted under the Plan at any time when the shares covered by such option have not been registered under the Securities Act of 1933, as amended, and such other state and federal laws, rules or regulations as the Company or the Committee deems applicable and, in the opinion of legal counsel for the Company, there is no exemption from the registration requirements of such laws, rules or regulations available for the issuance and sale of such shares. Further, all Stock acquired pursuant to the Plan shall be subject to the Company's policy or policies, if any, concerning compliance with securities laws and regulations, as the same may be amended from time to time.

    17. NO RESTRICTION ON CORPORATE ACTION. Nothing contained in the Plan shall be construed to prevent the Company or any subsidiary from taking any corporate action which is deemed by the Company or such subsidiary to be appropriate or in its best interest, whether or not such action would have an adverse effect on the Plan or any award made under the Plan. No employee, beneficiary or other person shall have any claim against the Company or any subsidiary as a result of any such action.


    EXECUTED this 31st day of October, 1997.

                             HEFTEL BROADCASTING CORPORATION



                             By:  /s/ McHenry T. Tichenor, Jr.
                                  -------------------------------------
                                  McHenry T. Tichenor, Jr.
                                  President and Chief Executive Officer



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